ATTACHMENT
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77.I Below is brief  description  of the two new classes of shares  added to the
Wells S&P REIT Index Fund.

                                            12B-1
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B          Maximum 5.00% contingent         1.00%    Class B shares
           deferred sales load                       will automatically
           during the first year                     convert to Class
           decreasing to 0 after                     A shares after
           six years                                 approximately
                                                     eight years
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C          1.00% contingent deferred        1.00%    None
           sales load during first year
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